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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K


                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported):  May 15, 2001



                           CROSS TIMBERS OIL COMPANY
            (Exact name of registrant as specified in its charter)



           Delaware                     1-10662                  75-2347769
(State or other jurisdiction    (Commission File Number)       (IRS Employer
       of incorporation)                                     Identification No.)



     810 Houston Street, Suite 2000, Fort Worth, Texas              76102
          (Address of principal executive offices)               (Zip Code)



                                (817) 870-2800
             (Registrant's telephone number, including area code)
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Item 5.   Other Events.

Company Name Change

On May 15, 2001, Cross Timbers announced that it will adopt a new name, XTO Energy Inc., effective June 1, 2001. The Company will continue to be listed on the New York Stock Exchange under the symbol "XTO".

Three-for-Two Common Stock Split

At the May 15, 2001 annual meeting, stockholders of Cross Timbers approved an increase in the number of authorized shares of common stock to 250 million. As a result, the Company's previously announced three-for-two stock split will proceed as scheduled. The Board of Directors declared the three-for-two split of its outstanding common stock for stockholders of record at the close of business on May 23, 2001. The stock split will be effected in the form of a stock dividend, which will be mailed on June 5, 2001. Cash will be paid in lieu of fractional shares based on the New York Stock Exchange closing price of the Company's common stock on May 23, 2001. The Company will have approximately 122 million shares outstanding after the stock split.

Increased Common Stock Dividend

On May 15, 2001, Cross Timbers also announced that its Board of Directors increased the Company's regular quarterly common stock cash dividend by 50% to one cent per share on the post-split outstanding common stock. This cash dividend will be paid on July 13, 2001 to stockholders of record at the close of business on June 29, 2001.

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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CROSS TIMBERS OIL COMPANY


Date: May 24, 2001                  By: /s/ Bennie G. Kniffen
                                        ----------------------------------------
                                            Bennie G. Kniffen
                                            Senior Vice President and Controller

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